Exhibit 99.1
PRESS RELEASE
1004 N. Big Spring, Suite 400 Midland, TX 79701 (432) 684-3727 http://www.plll.com	Contact:	Cindy Thomason Manager of Investor Relations cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES
THIRD QUARTER 2007 FINANCIAL RESULTS

MIDLAND, Texas, (BUSINESS WIRE), November 9, 2007 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its financial results for the third quarter ended September 30, 2007, compared to the results for the same period in 2006. In addition to this press release, please refer to Parallel’s Form 10-Q Report for the quarter ended September 30, 2007 that was filed with the Securities and Exchange Commission on November 9, 2007. In a separate press release issued November 7, 2007, Parallel announced its field operations update.

Third Quarter Financial Results

For the three months ended September 30, 2007, Parallel reported net income of $0.3 million, or $0.01 per diluted share. Included in net income was a $4.6 million pre-tax loss on derivatives, which included settlements of $4.0 million. Parallel had no derivatives classified as hedges during the third quarter of 2007. Net income also included a $0.8 million non-cash write off of previously capitalized debt issuance costs associated with the Company’s Second Lien Term Loan that was retired with the proceeds of its senior notes offering. For the three months ended September 30, 2006, Parallel recorded net income of $11.0 million, or $0.30 per diluted share. Included in net income for the three months ended September 30, 2006 was a $10.3 million pre-tax gain on derivatives, which included settlements of $0.9 million and a gain on ineffective portion of hedges of $0.3 million.

For the third quarter of 2007, Parallel’s oil and natural gas sales were 254 MBbls of oil and 2,043 MMcf of natural gas, or 595 MBOE. During this period, the average prices the Company received for its oil and natural gas were $69.45 per barrel and $5.81 per Mcf, or $49.62 per BOE. For the same period of 2006, oil sales were 282 MBbls at an average unhedged price of $64.53 per barrel and natural gas sales were 2,001 MMcf at an average unhedged price of $5.64 per Mcf, or 616 MBOE at an average unhedged price of $47.91 per BOE ($42.58 per BOE, net of the effect of hedges).

When comparing the third quarter of 2007 to the third quarter of 2006, oil and gas operating revenues increased approximately 12% to $29.5 million and total costs and expenses increased approximately 9% to $18.2 million, which increased operating income approximately 18% to $11.3 million. Total costs and expenses increased primarily due to increases in lease operating expense, general and administrative expense, and depreciation, depletion and amortization costs. Interest expense increased approximately 62% to $5.4 million. Cost of debt retirement of $0.8 million represents the write off of previously capitalized debt issuance costs associated with the Company’s Second Lien Term Loan that was retired with the proceeds of its senior notes offering.

Nine Months Financial Results

For the nine months ended September 30, 2007, Parallel reported net income of $3.7 million, or $0.09 per diluted share. Included in net income was an $11.2 million pre-tax loss on derivatives, which included settlements of $9.9 million. Parallel had no derivatives classified as hedges during the nine months ended September 30, 2007. Net income also included a $0.8 million non-cash write off of previously capitalized debt issuance costs associated with the Company’s Second Lien Term Loan that was retired with the proceeds of its senior notes offering. For the nine months ended September 30, 2006, Parallel recorded net income of $15.1 million, or $0.42 per diluted share. Included in net income for the nine months ended September 30, 2006 was a $0.1 million pre-tax gain on derivatives, which included settlements of $3.6 million and a gain on ineffective portion of hedges of $0.5 million.

For the nine months ended September 30, 2007, Parallel’s oil and natural gas sales were 797 MBbls of oil and 5,243 MMcf of natural gas, or 1,671 MBOE. During this period, the average prices the Company received for its oil and natural gas were $59.98 per barrel and $6.14 per Mcf, or $47.86 per BOE. For the same period of 2006, oil sales were 848 MBbls at an average unhedged price of $61.88 per barrel and natural gas sales were 4,894 MMcf at an average unhedged price of $6.11 per Mcf, or 1,664 MBOE at an average unhedged price of $49.50 per BOE ($43.93 per BOE, net of the effect of hedges).

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Parallel Petroleum Announces
3Q 2007 Financial Results
November 9, 2007

When comparing the nine months ended September 30, 2007 to the nine months ended September 30, 2006, oil and gas operating revenues increased approximately 9% to $80.0 million and total costs and expenses increased approximately 16% to $48.3 million, which increased operating income approximately 1% to $31.6 million. Total costs and expenses increased primarily due to increases in lease operating expense, general and administrative expense, and depreciation, depletion and amortization costs. Interest expense increased approximately 50% to $13.4 million. Cost of debt retirement of $0.8 million represents the write off of previously capitalized debt issuance costs associated with the Company’s Second Lien Term Loan that was retired with the proceeds of its senior notes offering.

When comparing the nine months ended September 30, 2007 to the nine months ended September 30, 2006, net cash provided by operating activities increased approximately 16% to $51.5 million, net cash used in investing activities decreased approximately 24% to $121.3 million, and net cash provided by financing activities decreased approximately 36% to $69.2 million.

Balance Sheet Review

At September 30, 2007, current assets were $39.1 million, which included $5.3 million of cash and cash equivalents. Current liabilities were $63.0 million, including current derivative obligations of $19.9 million. Long-term liabilities were $272.5 million, including $234.3 million of debt and $5.5 million of derivative obligations. The borrowing base under the Company’s revolving credit facility was $150.0 million as of September 30, 2007, and outstanding borrowings under the revolving credit facility at that same date were $89.0 million. In addition, the Company had $150.0 million outstanding under its senior notes. As of September 30, 2007, the Company’s net capitalized costs associated with its oil and gas properties and other equipment were $475.0 million. Stockholders’ equity was $190.1 million.

Management Comments

Larry C. Oldham, Parallel’s President, commented, “As we announced in our press release dated November 6, 2007, we received an examiner’s report from the Internal Revenue Service showing proposed changes to our taxes for 2004 and 2005. As we have previously reported in our Form 10-Q Report for the quarter ended June 30, 2007, the Internal Revenue Service notified us in May 2007 of a proposed alternative minimum tax liability in the approximate amount of $2.0 million for the 2004 and 2005 tax years. We replied to this report, and on November 5, 2007 received the examiner’s response that contained a new analysis and reduced the proposed adjustment in our tax liability to approximately $1.1 million, including interest.”

Mr. Oldham also said, “As I commented in our July 18, 2007 press release, the Company will vigorously contest the proposed adjustment, and we believe that we will ultimately prevail in our position. The recording of any adjustment, if later determined to be required, would generally not result in a charge to earnings except for amounts which might be assessed for penalties or interest. If determined to be probable, penalties and interest would be charged to earnings which the Company believes would not have a material adverse effect on its financial position or results of operations for any fiscal year, but could have a material adverse effect on results of operations for the fiscal quarter in which the Company might incur or be required to establish a reserve account for penalties or interest.”

Commenting on other matters, Oldham stated, “Effective July 31, 2007, the Company issued $150.0 million of 10.25% Senior Notes due 2014. The proceeds were used to pay off our $50.0 million Second Lien Term Loan facility and to reduce our revolving credit facility. As of September 30, 2007, the borrowing base under our revolving credit facility was $150.0 million, and outstanding borrowings were $89.0 million. We expect the borrowing base to be increased during the fourth quarter of 2007 or the first quarter of 2008.”

Oldham further commented, “As we discussed in our field operations update press release on November 7, 2007 and conference call on November 8, 2007, our 2007 capital investment budget has been revised from $169.8 million to $140.9 million. Although our 2008 capital investment budget has not been finalized, we anticipate that it will be approximately $110 million based on current and anticipated drilling activities, which presently reflect more drilling in the Barnett Shale and Permian Basin and less drilling in the Wolfcamp.”

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Parallel Petroleum Announces
3Q 2007 Financial Results
November 9, 2007

In a final comment, Oldham stated, “While our 2007 capital investment budget has decreased and our anticipated 2008 capital investment budget is expected to be less than the 2007 budget, we expect our production volumes to continue to increase in future months. The growth in production volumes is expected to occur as drilling continues and take-away capacity is increased in the Barnett Shale project; infill development drilling continues and waterfloods are implemented in our Carm-Ann and Harris San Andres projects; infill development drilling is commenced in the Diamond M Canyon Reef project; and development drilling continues in our New Mexico Wolfcamp project.”

Field Operations Conference Call and Webcast Replay Information

Parallel’s management hosted a conference call and webcast to discuss field operations on Thursday afternoon, November 8, 2007. A replay of the conference call is available by phone at 888-286-8010 or 617-801-6888, Passcode 56043701, and a replay of the webcast, with audio, is available at the Company’s web site, http://www.plll.com. The supporting slide presentation is also available at the Company’s web site.

SELECTED FINANCIAL STATEMENTS AND SCHEDULES FOLLOW

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Parallel Petroleum Announces
3Q 2007 Financial Results
November 9, 2007

PARALLEL PETROLEUM CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except share data)

	September 30,	December 31,
Assets	2007	2006
	(unaudited)
Current assets:
Cash and cash equivalents	$5,318	$5,910

Accounts receivable:
Oil and natural gas sales	18,902	18,605
Joint interest owners and other, net of allowance for doubtful account of $50 and $80	3,507	7,209
Affiliates and joint ventures	3,335	3,338

	25,744	29,152
Other current assets	1,515	2,863
Deferred tax asset	6,514	4,340

Total current assets	39,091	42,265

Property and equipment, at cost:
Oil and natural gas properties, full cost method (including $72,435 and $50,375 not subject to depletion)	609,216	501,405
Other	2,839	2,614

	612,055	504,019
Less accumulated depreciation, depletion and amortization	(137,064)	(115,513)

Net property and equipment	474,991	388,506

Restricted cash	53	325
Investment in pipelines and gathering system ventures	8,621	6,454
Other assets, net of accumulated amortization of $1,386 and $760	2,820	5,268

	$525,576	$442,818

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$42,556	$36,171
Asset retirement obligations	583	701
Derivative obligations	19,867	14,109

Total current liabilities	63,006	50,981

Revolving credit facility	89,000	115,000
Term loan	—	50,000
Senior notes (principal amount $150,000)	145,300	—
Asset retirement obligations	4,219	4,362
Derivative obligations	5,471	14,386
Deferred tax liability	28,493	24,307

Total long-term liabilities	272,483	208,055

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock — par value $0.10 per share, authorized 50,000 shares	—	—
Common stock — par value $0.01 per share, authorized 60,000,000 shares, issued and outstanding 38,231,144 and 37,547,010	382	375
Additional paid-in capital	142,991	140,353
Retained earnings	46,714	43,054

Total stockholders’ equity	190,087	183,782

	$525,576	$442,818

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Parallel Petroleum Announces
3Q 2007 Financial Results
November 9, 2007

PARALLEL PETROLEUM CORPORATION
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Oil and natural gas revenues:
Oil and natural gas sales	$29,487	$29,490	$79,957	$82,360
Loss on hedging	—	(3,279)	—	(9,264)

Total revenues	29,487	26,211	79,957	73,096

Cost and expenses:
Lease operating expense	6,445	5,323	16,420	12,639
Production taxes	1,448	1,538	3,696	4,116
Production tax refund	—	—	(1,209)	—
General and administrative	2,492	2,405	7,737	7,147
Depreciation, depletion and amortization	7,821	7,420	21,680	17,848

Total costs and expenses	18,206	16,686	48,324	41,750

Operating income	11,281	9,525	31,633	31,346

Other income (expense), net:
Gain (loss) on derivatives not classified as hedges	(4,556)	10,323	(11,161)	116
Gain on ineffective portion of hedges	—	305	—	500
Interest and other income	55	29	163	122
Interest expense	(5,429)	(3,345)	(13,449)	(8,944)
Cost of debt retirement	(760)	—	(760)	—
Other expense	(76)	(96)	(91)	(164)
Equity in loss of pipelines and gathering system ventures	(69)	(39)	(663)	(68)

Total other income (expense), net	(10,835)	7,177	(25,961)	(8,438)

Income before income taxes	446	16,702	5,672	22,908
Income tax expense, deferred	(153)	(5,706)	(2,011)	(7,837)

Net income	$293	$10,996	$3,661	$15,071

Net income per common share:
Basic	$0.01	$0.30	$0.10	$0.43

Diluted	$0.01	$0.30	$0.09	$0.42

Weighted average common shares outstanding:
Basic	38,033	36,215	37,791	35,340

Diluted	38,767	36,919	38,806	36,027

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Parallel Petroleum Announces
3Q 2007 Financial Results
November 9, 2007

PARALLEL PETROLEUM CORPORATION
Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2007 and 2006
(unaudited)
(dollars in thousands)

	2007	2006
Cash flows from operating activities:
Net income	$3,661	$15,071
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,680	17,848
Gain on sale of automobiles	(25)	—
Accretion of asset retirement obligation	243	172
Accretion of senior notes discount	114	—
Deferred income tax	2,011	7,837
(Gain) loss on derivatives not classified as hedges	11,161	(116)
Gain on ineffective portion of hedges	—	(500)
Cost of debt retirement	760	—
Common stock issued in lieu of cash for directors fees	96	100
Stock option expense	161	435
Equity in loss of pipelines and gathering system ventures	663	68
Bad debt expense	(30)	—

Changes in assets and liabilities:
Other assets, net	226	1,140
Restricted cash	272	(50)
Decrease (increase) in accounts receivable	3,438	(12,084)
Decrease (increase) in other current assets	713	(151)
Increase in accounts payable and accrued liabilities	6,385	14,880
Federal tax deposit	—	(40)

Net cash provided by operating activities	51,529	44,610

Cash flows from investing activities:
Additions to oil and natural gas properties	(110,015)	(147,058)
Use of restricted cash for acquisition of oil and natural gas properties	—	2,366
Proceeds from disposition of oil and natural gas properties and other property and equipment	1,711	130
Additions to other property and equipment	(340)	(800)
Settlements on derivative instruments	(9,875)	(3,568)
Investment in pipelines and gathering system ventures	(2,830)	(9,688)

Net cash used in investing activities	(121,349)	(158,618)

Cash flows from financing activities:
Borrowings from bank line of credit	68,500	90,000
Payments on bank line of credit	(94,500)	(43,000)
Payment on term loan	(50,000)	—
Senior notes (principal amount $150,000)	145,186	—
Deferred financing cost	(2,346)	(179)
Proceeds (net) from common stock issued	—	60,315
Proceeds from exercise of stock options	2,388	766

Net cash provided by financing activities	69,228	107,902

Net decrease in cash and cash equivalents	(592)	(6,106)

Cash and cash equivalents at beginning of period	5,910	6,418

Cash and cash equivalents at end of period	$5,318	$312

Non-cash financing and investing activities:
Oil and natural gas properties asset retirement obligations	$(505)	$1,957
Non-cash exchange of oil and natural gas properties
Properties received in exchange	$6,463	$—
Properties delivered in exchange	$(5,495)	$—
Other transactions:
Interest paid	$10,451	$9,065
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Parallel Petroleum Announces
3Q 2007 Financial Results
November 9, 2007

PARALLEL PETROLEUM CORPORATION
SELECTED OPERATING AND FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	9/30/2007	9/30/2006	9/30/2007	9/30/2006
	(in thousands, except per unit data)		(in thousands, except per unit data)
Production Volumes:
Oil (Bbls)	254	282	797	848
Natural gas (Mcf)	2,043	2,001	5,243	4,894
BOE (1)	595	616	1,671	1,664
BOE per day	6.5	6.7	6.1	6.1

Sales Prices:
Oil (per Bbl) (2)	$69.45	$64.53	$59.98	$61.88
Natural gas (per Mcf)	$5.81	$5.64	$6.14	$6.11
BOE price (2)	$49.62	$47.91	$47.86	$49.50
BOE price (3)	$49.62	$42.58	$47.86	$43.93

Operating Revenues:
Oil	$17,619	$18,194	$47,786	$52,478
Oil hedge	—	(3,279)	—	(9,264)
Natural gas	11,868	11,296	32,171	29,882

	$29,487	$26,211	$79,957	$73,096

Operating Expenses and Income:
Lease operating expense	$6,445	$5,323	$16,420	$12,639
Production taxes	1,448	1,538	3,696	4,116
Production tax refund	—	—	(1,209)	—
General and administrative	2,492	2,405	7,737	7,147
Depreciation, depletion and amortization	7,821	7,420	21,680	17,848

	18,206	16,686	48,324	41,750

Operating income	11,281	9,525	31,633	31,346

Other income (expense), net
Gain (loss) on derivatives not classified as hedges	(4,556)	10,323	(11,161)	116
Gain on ineffective portion of hedges	—	305	—	500
Interest and other income	55	29	163	122
Interest expense	(5,429)	(3,345)	(13,449)	(8,944)
Cost of debt retirement	(760)	—	(760)	—
Other expense	(76)	(96)	(91)	(164)
Equity in loss of pipelines and gathering system ventures	(69)	(39)	(663)	(68)

Total other income (expense), net	(10,835)	7,177	(25,961)	(8,438)

Income before income taxes	446	16,702	5,672	22,908
Income tax expense, deferred	(153)	(5,706)	(2,011)	(7,837)

Net income	$293	$10,996	$3,661	$15,071

Net income per common share:
Basic	$0.01	$0.30	$0.10	$0.43
Diluted	$0.01	$0.30	$0.09	$0.42

Weighted average common shares outstanding:
Basic	38.0	36.2	37.8	35.3
Diluted	38.8	36.9	38.8	36.0

(1)	A BOE means one barrel of oil equivalent using the ratio of six Mcf of gas to one barrel of oil.

(2)	Excludes hedge transactions.

(3)	Includes hedge transactions.
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Parallel Petroleum Announces
3Q 2007 Financial Results
November 9, 2007

PARALLEL PETROLEUM CORPORATION
DERIVATIVES INFORMATION AS OF SEPTEMBER 30, 2007 (1)
OIL COLLARS:

				Estimated
		NYMEX Oil Prices		Fair Market
Period of Time	Barrels of Oil	Floor	Cap	Value
				($ in thousands)
Oct 1, 2007 thru Dec 31, 2007	73,600	$55.63	$84.88	$(108)
Jan 1, 2008 thru Dec 31, 2008	237,900	$60.38	$81.08	(553)
Jan 1, 2009 thru Dec 31, 2009	620,500	$63.53	$80.21	(473)
Jan 1, 2010 thru Oct 31, 2010	486,400	$63.44	$78.26	(80)

Total Fair Market Value				$(1,214)

NATURAL GAS COLLARS:

		Houston Ship Channel		Estimated
	MMBTU of	or WAHA Gas Prices		Fair Market
Period of Time	Natural Gas	Floor	Cap	Value
				($ in thousands)
Oct 1, 2007 thru Oct 31, 2007	31,000	$6.00	$11.05	$0
Oct 1, 2007 thru Oct 31, 2007	93,000	$6.25	$8.90	75
Oct 1, 2007 thru Mar 31, 2008	1,098,000	$6.50	$9.50	472

Total Fair Market Value				$547

COMMODITY SWAPS:

			Estimated
		NYMEX Oil	Fair Market
Period of Time	Barrels of Oil	Swap Price	Value
			($ in thousands)
Oct 1, 2007 thru Dec 31, 2007	119,600	$34.36	$(5,411)
Jan 1, 2008 thru Dec 31, 2008	439,200	$33.37	(17,923)

Total Fair Market Value			$(23,334)

INTEREST RATE SWAPS:

			Estimated
	Notional	Fixed	Fair Market
Period of Time	Amounts	Interest Rates	Value
	($ in millions)		($ in thousands)
Oct 1, 2007 thru Dec 31, 2007	$100	4.62%	$161
Jan 1, 2008 thru Dec 31, 2008	$100	4.86%	(323)
Jan 1, 2009 thru Dec 31, 2009	$50	5.06%	(283)
Jan 1, 2010 thru Oct 31, 2010	$50	5.15%	(146)

Total Fair Market Value			$(591)

(1)	BNP Paribas and Citibank, N.A. are the counterparties in Parallel’s derivative instruments.
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Parallel Petroleum Announces
3Q 2007 Financial Results
November 9, 2007

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the acquisition, exploration, development and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the Company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, weaknesses in the Company’s internal controls, the inherent variability in early production tests, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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